Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen Texas Quality Income Municipal Fund
33-42081
811-06384


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011.

Voting results are as follows:

<c>Common and Preferred shares voting
together as a class
<c>  Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
            6,877,113
            2,858,008
   Against
               724,877
               168,661
   Abstain
               207,350
                 72,500
   Broker Non-Votes
            2,227,525
               827,437
      Total
          10,036,865
            3,926,606



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
            6,871,716
            2,859,508
   Against
               730,502
               167,161
   Abstain
               207,122
                 72,500
   Broker Non-Votes
            2,227,525
               827,437
      Total
          10,036,865
            3,926,606









Proxy materials are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-090089.